Exhibit 99.1

Merchants Bancshares, Inc. Announces Dividend and First Quarter 2016 Results

SOUTH BURLINGTON, Vt., April 28, 2016 /PRNewswire/ -- Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.49 million, or $0.51 per basic share and $0.50 per diluted share for the first quarter of 2016. Excluding merger costs and severance expense, net of tax, the Company's core net income was $3.82 million or $0.56 per basic share and $0.55 per diluted share. This compares to core net income of $3.94 million or $0.61 per basic and diluted share on a linked quarter basis.

The return on average assets was 0.71% for the three months ended March 31, 2016, compared to 0.78% for the same period in 2015. The return on average equity was 9.32% for the three months ended March 31, 2016, compared to 10.56% for the same period in 2015. The Company's Board of Directors approved a dividend of $0.28 per share, payable May 26, 2016, to stockholders of record as of May 12, 2016.

Geoffrey Hesslink, Merchants Bancshares, Inc.'s President and Chief Executive Officer commented, "This quarter we completed the integration of NUVO Bank into Merchants with a very successful systems conversion. Further we are seeing benefits of the roll out of Merchants deposit pricing to customers in the Springfield market. Our material merger related expenses and activities are behind us and we are focused on serving our new customers and growing our business in western Massachusetts." Mr. Hesslink also noted, "Competitive loan markets and the current interest rate environment present industry challenges. We remain disciplined with our credit and return standards. We are confident this discipline will benefit our stockholders over the long term."

First Quarter 2016 Financial Highlights

Balance Sheet:

  The investment portfolio ended the first quarter of 2016 at $413.3 million, an increase of $6.4 million from the fourth quarter of 2015 and an increase of $25.7 million from the first quarter of 2015.
  Loans at March 31, 2016 totaled $1.4 billion, an increase of $7.3 million on a linked quarter basis. Total commercial loans, defined as commercial, commercial real estate and construction, increased $15.9 million, while residential real estate and installment loans decreased $7.4 million and $1.1 million, respectively. Loan balances increased $221.4 million from the first quarter of 2015, which reflects organic growth and the acquired NUVO loan portfolio which totaled $146.7 million at March 31, 2016.
  The allowance for loan losses ("ALL") as of March 31, 2016 was $12.2 million, or 0.86% of gross loans, compared to $12.0 million, or 0.85% of gross loans, on a linked quarter basis and $12.0 million, or 1.00% of gross loans, as of March 31, 2015. ALL as a percentage of gross loans remained flat on a linked quarter basis. The decrease in ALL as a percentage of gross loans from the first quarter in 2015 was due to the increase in loan balances acquired from NUVO Bank & Trust Company ("NUVO"). These loans were acquired at fair value on the acquisition date.
  Total deposits were $1.5 billion for the first quarter of 2016, a decrease of $24.7 million on a linked quarter basis and an increase of $197.0 million from the first quarter of 2015. The decrease on a linked quarter basis was primarily attributable to maturing NUVO time deposits. The increase from the first quarter of 2015 was due to higher retail and trust account deposits as well as the acquired NUVO deposits.
  Total stockholders' equity ended the quarter at $152.6 million. The tangible book value per share at March 31, 2016 was $21.06 per share, an increase of $0.68 from $20.38 at December 31, 2015. The major components of the linked quarter increase were $0.51 of earnings and $0.41 mark to market securities gains, offset by $0.28 of dividends paid.

Income Statement:

  Net interest income on a fully-taxable basis was $14.27 million for the three months ended March 31, 2016, compared to $13.25 million for the quarter ending December 31, 2015, and $12.06 million for the same period in 2015. The increases in net interest income reflect higher loan balances.
  The Company recorded a $205 thousand provision for credit losses during the first quarter of 2016 reflecting a modest decline in credit quality. The full year 2015 provision for credit losses was $250 thousand.
  Noninterest income for the first quarter of 2016 was $2.9 million, a decrease of $163.0 thousand on a linked quarter basis and an increase of $254 thousand from the first quarter of 2015. The decrease on a linked quarter basis was attributable to lower debit card and other fee income. The increase from the first quarter of 2015 was due to higher service charges on deposit accounts.
  Excluding merger, severance and retirement costs, noninterest expense was $11.5 million for the first quarter of 2016, an increase of $644 thousand on a linked quarter basis which is primarily attributable to a full quarter of operating as a combined entity with NUVO.
  The effective tax rate was 23% for the three months ended March 31, 2016, compared to 20% for three months ended December 31, 2015, and 21% for the first quarter of 2015. The increase in the effective tax rate on a linked quarter basis and from the first quarter of 2015 reflects reduced Low Income Housing Partnership tax credits.

Other Items:

  The taxable equivalent net interest margin for the three months ended March 31, 2016 was 3.02%, an increase of 13 basis points on a linked quarter basis. This increase reflects the impact of a full quarter of NUVO loans which were accretive to loan yield and a more favorable asset mix, partially offset by a full quarter impact of NUVO deposits.
  Nonperforming loans were $4.85 million, or 0.34% of total loans, at March 31, 2016, compared to 0.30% of total loans at December 31, 2015 and 0.11% of total loans at March 31, 2015. Total nonperforming loans increased $652 thousand on a linked quarter basis. This increase is attributed to the loan portfolio acquired with NUVO.
  Regulatory Capital Ratios at March 31, 2016:
    Common Equity Tier 1 – 12.95%
    Tier 1 Leverage – 8.53%
    Total Risk-Based Capital – 15.85%
    Tangible Capital – 7.39%

Geoffrey R. Hesslink, President and Chief Executive Officer, Eric A. Segal, Interim PFO, PAO and Treasurer, and Marie Thresher, Executive Vice President and Chief Operating Officer, will host a conference call to discuss these earnings results, business and outlook at 10:00 a.m. Eastern Time on Friday, April 29, 2016. Interested parties may participate in the conference call by dialing U.S. number (866) 218-2405, Canada number (855) 669-9657, or international number (412) 902-4124. The title of the call is Merchants Bancshares, Inc. Q1 2016 Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 12:01 a.m. Eastern Time on Friday, May 13, 2016. The U.S. replay dial-in telephone number is (877) 344-7529. The Canada replay telephone number is (855) 669-9658, the international replay telephone number is (412) 317-0088. The replay access code for all replay telephone numbers is 10068680. Additionally, a recording of the call will be available on Merchants website at www.mbvt.com

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures, such as core net income, tangible capital ratio and fully taxable equivalent net interest income. Net interest income is presented on a fully taxable equivalent basis, specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. Merchants Bancshares believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. Additionally, capital ratios as presented are preliminary and will not be finalized until the Bank completes and files its regulatory reporting.

Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants Bancshares' future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Actual results could differ materially from those projected in the forward-looking statements as a result of, among others; costs or difficulties related to the integration of NUVO; weakness in general, national, regional or local economic conditions, the performance of the investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact Merchants Bancshares' ability to take appropriate action to protect financial interests in certain loan situations.

You should not place undue reliance on forward-looking statements, and are cautioned that forward- looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in the Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Merchants Bancshares' does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	March 31,	December 31,	March 31,
	2016	2015	2015
Balance Sheets - Period End
Total assets	$1,963,630	$2,021,237	$1,694,985
Cash and due from banks	27,586	30,605	25,627
Interest earning cash and other short-term investments	38,054	104,578	42,292
Fed funds sold	15,000	15,000	—
Investments-available for sale, taxable	294,048	283,454	248,987
Investments-held to maturity, taxable	115,392	119,674	134,245
Loans	1,421,603	1,414,280	1,200,170
Allowance for loan losses ("ALL")	12,173	12,040	11,989
Net loans	1,409,430	1,402,240	1,188,181
Federal Home Loan Bank ("FHLB") stock	3,863	3,797	4,378
Bank premises and equipment, net	14,532	15,030	15,581
Bank owned life insurance	10,606	10,551	10,372
Goodwill	6,872	6,967	—
Investment in real estate limited partnerships	5,827	5,687	5,470
Core deposit intangible	1,309	1,360	—
Other assets	21,111	22,294	19,852
Non-interest bearing deposits	620,190	631,244	583,486
Savings, interest bearing checking and money market accounts	677,600	665,623	541,878
Time deposits	228,998	254,572	204,433
Total deposits	1,526,788	1,551,439	1,329,797
Securities sold under agreement to repurchase, short-term	249,003	286,639	206,386
Other long-term debt	4,716	5,238	2,300
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619
Other liabilities	9,903	9,248	7,422
Stockholders' equity	152,601	148,054	128,461

Balance Sheets - Quarter-to-Date Averages
Total assets	$1,973,472	$1,891,143	$1,718,309
Cash and due from banks	31,058	28,380	25,478
Interest earning cash and other short-term investments	74,294	106,681	102,394
Investments-available for sale, taxable	279,327	279,416	225,277
Investments-held to maturity, taxable	117,390	122,924	136,404
Loans	1,417,710	1,306,613	1,187,278
Allowance for loan losses	12,073	12,269	11,892
Net loans	1,405,637	1,294,344	1,175,386
FHLB stock	3,784	3,571	4,378
Bank owned life insurance	10,571	10,515	10,334
Other assets	51,411	45,312	38,658
Non-interest bearing deposits	616,553	610,499	582,573
Savings, interest bearing checking and money market accounts	671,823	632,481	540,846
Time deposits	239,818	210,527	207,849
Total deposits	1,528,194	1,453,507	1,331,268
Securities sold under agreement to repurchase, short-term	259,999	268,614	230,113
Other long-term debt	4,833	3,255	2,307
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619
Other liabilities	9,973	7,972	7,708
Stockholders' equity	149,854	137,176	126,294
Earning assets	1,892,505	1,819,205	1,655,731
Interest bearing liabilities	1,197,092	1,135,496	1,001,734

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	March 31,	December 31,	March 31,
	2016	2015	2015
Ratios and Supplemental Information - Period End
Book value per share	$22.25	$21.59	$20.30
Tangible book value per share	$21.06	$20.38	$20.30
Common Equity Tier 1	12.95%	12.86%	13.85%
Tier I leverage ratio	8.53%	8.77%	8.95%
Total risk-based capital ratio	15.85%	15.77%	17.17%
Tangible capital ratio (1)	7.39%	6.94%	7.58%
Period end common shares outstanding	6,858,473	6,855,294	6,328,818

Credit Quality - Period End
Nonperforming loans ("NPLs")	$4,847	$4,195	$1,298
Nonperforming assets ("NPAs")	$4,918	$4,207	$1,298
NPLs as a percent of total loans	0.34%	0.30%	0.11%
NPAs as a percent of total assets	0.25%	0.21%	0.08%
ALL as a percent of NPLs	251%	287%	924%
ALL as a percent of total loans	0.86%	0.85%	1.00%
______________________________________
(1) The tangible capital ratio is calculated by dividing tangible equity by tangible assets. See Non-GAAP reconciliation on page 7.

	March 31,	December 31,	March 31,
	2016	2015	2015
Loan Portfolios- Period End
Commercial, financial and agricultural	$247,074	$237,451	$195,782
Municipal loans	105,433	105,421	91,410
Real estate loans - commercial	556,836	558,004	419,500
Real estate loans - residential	461,009	468,443	461,459
Real estate loans - construction	42,209	34,802	28,512
Installment Loans	9,009	10,115	3,454
All other loans	33	44	53
Total Loans	$1,421,603	$1,414,280	$1,200,170

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Operating Results
Interest income
Interest and fees on loans	$12,804	$11,609	$10,623
Interest and dividends on investments	1,997	1,995	1,910
Interest on interest earning deposits with banks and other short-term investments	81	94	73
Total interest and dividend income	14,882	13,698	12,606
Interest expense
Savings, interest bearing checking and money market accounts	440	358	367
Time deposits $100 thousand and greater	118	105	122
Other time deposits	273	232	212
Total deposits	831	695	701
Securities sold under agreement to repurchase and other short-term borrowings	109	108	155
Long-term debt	210	202	197
Total interest expense	1,150	1,005	1,053
Net interest income	13,732	12,693	11,553
Provision for credit losses	205	—	—
Net interest income after provision for credit losses	13,527	12,693	11,553
Noninterest income
Trust division income	867	858	895
Net, debit card income	649	779	693
Overdraft income	631	678	446
Service charges on deposits	415	396	340
Other noninterest income	362	376	296
Total noninterest income	2,924	3,087	2,670
Noninterest expense
Compensation and benefits	6,308	6,133	5,048
Occupancy expense	1,139	1,023	1,143
Equipment expense	719	747	766
Telephone expense	198	179	217
Legal and professional fees	593	596	442
Mobile & internet banking	366	402	386
Core / Item processing	517	476	406
Marketing expenses	192	125	152
State franchise taxes	398	408	286
FDIC insurance	254	233	218
Merger costs	133	1,511	—
Core deposit intangible amortization	51	17	—
Other noninterest expense	1,051	1,042	943
Total noninterest expense	11,919	12,892	10,007
Income before provision for income taxes	4,532	2,888	4,216
Provision for income taxes	1,042	579	880
Net income	$3,490	$2,309	$3,336

Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Ratios and Supplemental Information
Weighted average common shares outstanding	6,855,975	6,493,154	6,328,623
Weighted average diluted shares outstanding	6,965,886	6,525,559	6,342,490
Basic earnings per common share	$0.51	$0.36	$0.53
Diluted earnings per common share	$0.50	$0.36	$0.53
Return on average assets	0.71%	0.49%	0.78%
Return on average stockholders' equity	9.32%	6.73%	10.56%
Average yield on loans	3.78%	3.69%	3.80%
Average yield on investments	2.01%	1.97%	2.12%
Average yield of earning assets	3.28%	3.12%	3.21%
Average cost of interest bearing deposits	0.37%	0.35%	0.38%
Average cost of borrowed funds	0.45%	0.42%	0.57%
Average cost of interest bearing liabilities	0.39%	0.35%	0.43%
Net interest rate spread	2.89%	2.77%	2.78%
Net interest margin	3.02%	2.89%	2.95%
Net interest income on a fully taxable equivalent basis	$14,265	$13,247	$12,057
Net (charge-offs) recoveries to average loans	(0.02)%	(0.01)%	(0.03)%
Net (charge-offs) recoveries	$(82)	$(43)	$(76)
Efficiency ratio (1)	64.27%	63.70%	65.89%
______________________________________
(1) The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Non-GAAP Reconciliation:

	March 31,	December 31,
Core Net Interest Income - Period End	2016	2015
Merger related expenses and retirement costs	$422	$2,039
Tax effect	97	408
Merger related expenses and retirement costs, net of tax	$325	$1,631

GAAP net income as reported	3,490	2,309
Core net income	$3,815	$3,940

Weighted average common shares outstanding	6,856	6,493
Weighted average diluted shares outstanding	6,966	6,526

Core basic earnings per common share	$0.56	$0.61
Core diluted earnings per common share	$0.55	$0.61

Tangible Capital Ratio:

	March 31,	December 31,	March 31,
Period End	2016	2015	2015
Total assets	$1,963,630	$2,021,237	$1,694,985
Core deposit intangible	1,309	1,360	—
Goodwill	6,872	6,967	—
Tangible assets	1,955,449	2,012,910	1,694,985

Total stockholders' equity	152,601	148,054	128,461
Core deposit intangible	1,309	1,360	—
Goodwill	6,872	6,967	—
Tangible stockholders' equity	144,420	139,727	128,461

Tangible capital ratio	7.39%	6.94%	7.58%

Contact: Jamie Oberle, Merchants Bank, at (802) 865-1603

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